[Form of Agreement]

                       OUTLOOK GROUP CORP.
                    NONQUALIFIED STOCK OPTION
                            AGREEMENT


Option granted the 18th day of December, 1996, by OUTLOOK GROUP CORP., a Wisconsin corporation (hereinafter called "Company"), to ___________________, non-employed Board of Director member of Outlook Group Corp. (hereinafter called "Optionee") pursuant to the grant of the Board.

1. Number of Shares Optioned; Exercise Price. The Company grants to Optionee the right and option to purchase, from time to time, on the terms and conditions hereof, all or any part of an aggregate of 3,000 shares of the Company's Common Stock, $.01 par value, at the exercise price of $4.675 (four and 67.5/100 Dollars) per share, subject to adjustment under paragraph 16 hereof.

2. Nonqualified Stock Option. This Option is intended to be a nonqualified stock option. It is not intended to be an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

3. Vesting. Except as provided in paragraph 13, this Option may not be exercised until June 18, 1997, six months from the date of grant; and then this Option may be exercised, in whole or in part, only in accordance with the terms of this Agreement.

4. Term of Option. If this Option is not earlier exercised or terminated, all rights to exercise this Option shall expire on December 18, 2001, five years from the date this Option was granted or the end of the optionee's term on the Board, whichever occurs first.

5. Method of Exercising Option. This Option shall be exercised by delivering to the Company, at the office of its Secretary, a written notice of the number of shares with respect to which the Option is at the time being exercised and by paying the Company in full the exercise price of the shares being acquired at the time.

6. Manner of Payment. The exercise price for shares purchased pursuant to this Option shall be paid in full at the time of exercise and no shares shall be issued until full payment therefore is made. Such payment may be made either (i) in cash or (ii) at the discretion of the Compensation Committee (the "Committee") of the Board of Directors of the Company, by delivering shares of the Company's Common Stock which have been beneficially owned by Optionee, Optionee's spouse, or both of them for a period of at least one year prior to the time of exercise ("Delivered Stock") or a combination of cash and Delivered Stock. Delivered Stock shall be valued at its Fair Market Value determined as of the date of exercise.

7. Method of Valuation. For all purposes of this Agreement, the term "Fair Market Value" on any date shall be the average of the highest and lowest sale prices of the shares on such date (or, if such date is not a trading date, on the next preceding trading date) as reported by NASDAQ (the National Association of Securities Dealers, Inc. Automated Quotation System). However, if at any time the Common Stock of the Company is listed on any other exchange, the "Fair Market Value" shall be the average of the reported highest and lowest prices at which shares are sold on such exchange on such date (or, if such date is not a trading date, on the next preceding trading date). In the absence of reported sales on NASDAQ or on such exchange on any trading date, the "Fair Market Value" shall be the average of the reported closing bid and asked price for the shares on NASDAQ or such exchange on such date.

8. Deferral of Exercise. Although the Company intends to exert its best efforts sot that the shares purchasable upon the exercise of this Option, when it first becomes exercisable, will be registered under, or exempt from the registration requirements of, the Securities act of 1933, as amended (the "Securities Act"), and any applicable state securities law, if the exercise of this Option would otherwise result in the violation by the Company of any provision of the Securities Act or of any state securities law, the Company may require that such exercise be deferred until the Company has taken appropriate action to avoid any such violation.

9. Rights of Shareholder. Optionee shall not be deemed the holder of any shares subject to this Option until the shares covered by this Option are fully paid and issued to optionee upon exercise of this Option.

10. Transferability of Options. This Option may not be transferred except by will or the laws of descent and distribution, and may be exercised during the lifetime of Optionee only by him or by his guardian or legal representative. This Option and any rights and privileges pertaining hereto shall not be transferred, assigned, pledged or hypothecated by Optionee in any way, whether by operation of law or otherwise, and shall not be subject to execution, attachment or similar process.

11. Death of Optionee. If the Optionee dies while serving on the Board, the personal representative of Optionee's estate or the person or persons to whom this Option is transferred by will or the laws of descent and distribution may, at any time within one year after the date of death, but not later than the date of expiration of this Option, exercise this Option to the extent Optionee was entitled to do so on the date of death. This Option or any portion of this Option not so exercised shall terminate.

12. Changes in Common Stock. In the event of a reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination or exchange of shares, rights offering or any other change affecting the Common Stock of the Company, the Committee shall make, subject to approval of the Board of Directors, such adjustments, if any, as it deems to be equitable in the number, exercise price and kind of shares covered by this Option.

13. Dissolution or Merger. Anything contained herein to the contrary notwithstanding, upon the dissolution or liquidation of the Company, or upon any merger in which the Company is not the surviving corporation, at any time prior to the expiration date of this Option, Optionee shall have the right within sixty (60) days prior to the effective date of such dissolution, liquidation or merger, to surrender this Option, whether or not vested, to the Company for cash, subject to the discretion of the Committee as to the exact timing of said surrender, but such right of surrender shall apply only if, and to the extent that, the Optionee could not realize the value of this Option by exercising it (because this Option was not then presently exercisable, or because the exercise of this Option would result in a forfeiture under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the like). The amount of cash to be paid to the Optionee, subject to any applicable withholding taxes, for any portion of this Option surrendered hereunder shall be the amount by which the Fair Market Value of the shares covered by the surrendered portion of this Option, determined at the time of surrender, exceeds the exercise price thereof.

14.  Withholding Taxes.

     (a) The Company may require, as a condition to the exercise of this Option, that Optionee concurrently pay to the Company (either in cash or, at the request of Optionee but in the discretion of the Committee and subject to such rules and regulations as the Committee may adopt from time to time, in share of Delivered Stock) the entire amount or a portion of any taxes which the Company is required to withhold by reason of such exercise, in such amount as the Committee or the Company in its discretion may determine.

     (b) In lieu of part or all of any such payment, Optionee may elect, subject to such rules and regulations as the Committee may adopt from time to time, or the Company may require, that the Company withhold from the shares to be issued upon exercise of this Option that number of shares having a Fair Market Value equal to the amount which the Company is required to withhold.

     (c) Any such request or election (to satisfy withholding obligations using shares) by an Optionee who is an officer or director of the Company who is subject to the provisions of Section 16 of the Exchange Act shall be made in accordance with the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

15. Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary. Any notice to be given to Optionee may be addressed to Optionee at his address as it appears on the Company's records, or at such other address as the Optionee may hereafter designate in writing to the Company. Any such notice shall be deemed to have been duly given if and when personally delivered or enclosed in a properly sealed envelope addressed as aforesaid, and deposited, postage prepaid, in the United States mails.

16. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

17.  Wisconsin Contract.  This Option has been granted in
     Wisconsin and shall be construed under the laws of that state.


IN WITNESS WHEREOF, the Company has caused these presents to be executed in its behalf by its President or Executive Vice
President, and the Optionee has hereunto set his hand and seal, all of the day and year first above written, which is the date of the granting of the Option evidenced hereby.

                                   OUTLOOK GROUP CORP.


                                   By:___________________________

                                   Title:  Chairman and President


                                   ______________________________
                                   Optionee